Exhibit 3.56

CERTIFICATE OF FORMATION OF COWTOWN PIPELINE PARTNERS L.P.

The undersigned, desiring to form a limited partnership under the Texas Limited Partnership Law, does hereby certify as follows:

1. The name of the limited partnership is Cowtown Pipeline Partners L.P.

2. The principal office in the United States where records of the partnership are to be kept or made available is 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104.

3. The initial registered agent is an individual resident of the state whose name is John C. Cirone. The business address of the registered agent and the registered office address is 777 West Rosedale Street, Suite 300, Fort Worth, Texas 76104.

4. The name and mailing address of the sole general partner, which is a legal entity, is as follows:

NAME	MAILING ADDRESS
Cowtown Pipeline L.P.	777 West Rosedale Street, Suite 300
Fort Worth, Texas 76104

5. This document will become effective on April 1, 2006.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of Cowtown Pipeline Partners L.P., as of March 31, 2006, and signs this document subject to the penalties imposed by law for the submission of a false or fraudulent claim.

GENERAL PARTNER:

COWTOWN PIPELINE L.P., a Texas limited partnership

By:	COWTOWN PIPELINE MANAGEMENT, INC.,
a Texas corporation

By:
John C. Cirone
Vice President, General Counsel & Secretary